                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
           the Securities Exchange Act of 1934 (Amendment No.      )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(E)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                                    INC.           STEMCELLS,
----------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

----------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

           Check box if any part of the fee is offset as provided by
/ / Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                                STEMCELLS, INC.
                               3155 Porter Drive
                              Palo Alto, CA 94304

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 2, 2002

To the Stockholders of

  STEMCELLS, INC.

    Notice is hereby given that the Annual Meeting of Stockholders of StemCells, Inc. ("StemCells" or the "company") will be held on May 2, 2002 at 2 P.M. at 3155 Porter Drive, Palo Alto, CA 94304 for the following purposes:

    1. To elect Class II directors to serve until the 2005 Annual Meeting of Stockholders;

    2. To consider and vote upon a proposal to ratify the selection of Ernst & Young LLP as independent public accountants for the company for the fiscal year ending December 31, 2002; and

    3. To consider and vote upon a proposal to amend the company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 45,000,000 to 75,000,000;

    4. To transact any and all other business that may properly come before the meeting.

    The Board of Directors has fixed the close of business on March 25, 2002 as the record date for determining those Stockholders who are entitled to notice of and to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

    Representation of at least a majority of all outstanding shares of Common Stock of StemCells is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted.

    Please read the proxy material carefully. Your vote is important and the company appreciates your cooperation in considering and acting on the matters presented.

                                          By Order of the Board of Directors,

                                          IRIS BREST
                                          SECRETARY

April 4, 2002
Palo Alto, California

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                                STEMCELLS, INC.

    The enclosed form of proxy is solicited on behalf of the Board of Directors of StemCells, Inc. (the "company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 2, 2002 at 2 P.M. at the company's headquarters at 3155 Porter Drive, Palo Alto, California 94304. The cost of solicitation of proxies will be borne by the company. We have retained the services of Georgeson Shareholder to assist with the solicitation of proxies on our behalf, at an anticipated cost of $6,500. Directors, officers and employees of the company may also solicit proxies by telephone, facsimile or in person for no additional compensation. The company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares.

    Only stockholders of record at the close of business on March 25, 2002 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. There were 24,220,618 shares of our Common Stock, $.01 par value (the "Common Stock"), outstanding on such date, each of which is entitled to one vote for each share on the matters to be voted upon.

    Shares of our Common Stock represented by proxies in the form enclosed which are properly executed and returned to us and not revoked, will be voted as specified therein by the stockholder. In the absence of contrary instructions, or in instances where no specification is made, the shares will be voted FOR the election as directors of the nominees as described herein under "Proposal Number 1--Election of Directors," FOR ratification of the selection of accountants as described herein under "Proposal Number 2--Ratification of Selection of Independent Public Accountants," FOR approval of an increase in the number of authorized shares of our Common Stock as described herein under "Proposal 3-- Amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 45,000,000 to 75,000,000," and in the discretion of the named proxies, as to any other matter that may properly come before the Annual Meeting. Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the Secretary of the company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any record stockholder attending the Annual Meeting in person may revoke his or her proxy and vote his or her shares at the Annual Meeting.

    A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2001 will be mailed, along with this Proxy Statement, on or about April 4, 2002 to all stockholders entitled to vote at the Annual Meeting.

                QUORUM, REQUIRED VOTES, AND METHOD OF TABULATION

    Consistent with Delaware law and under our Amended and Restated By-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. We will appoint election inspectors for the meeting to count votes cast by proxy or in person at the Annual Meeting.

    Election of directors by stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election that are present in person or represented by proxy. The approval of the proposal to ratify the selection of accountants requires a majority of the votes properly cast to be affirmative. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and
(ii) the broker or nominee does not have discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes have any effect on the outcome of voting on the election of directors or the selection of accountants.

    The approval of the proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock requires an affirmative vote from a majority of the outstanding Common Stock entitled to vote on the proposal. Abstentions and broker non-votes, therefore, would have the same effect as votes cast against this proposal.

    Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote such matters in their discretion. Any stockholder has the right to revoke his or her proxy at any time before it is voted.

                  SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 25, 2002 by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock,
(ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table and (iv) all executive officers and directors of the company as a group. Except as otherwise indicated, we believe that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and that there are no other affiliations among the stockholders listed in the table.

                                                                                       PERCENTAGE
                                                                   SHARES               OF CLASS
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                      BENEFICIALLY OWNED*   BENEFICIALLY OWNED*
---------------------------------------                      -------------------   -------------------
Mark J. Levin..............................................          436,224(2)            1.6%
Ricardo Levy, Ph.D.........................................            2,571(3)             **
Martin M. McGlynn..........................................          133,333(4)             **
Roger Perlmutter, M.D., Ph.D...............................           16,738(5)             **
John J. Schwartz, Ph.D.....................................          148,910(6)             **
Irving Weissman, M.D.......................................          883,393(7)            3.3%
Ann Tsukamoto, Ph.D........................................          152,195(8)             **
Ronnda Bartel, Ph.D........................................                0                **
George W. Dunbar, Jr.......................................                0                **
All directors and executive officers as a group (9
  persons).................................................        1,773,364               6.7%
Millennium Partners, LP....................................        2,534,183(9)            9.9%

------------------------

* All numbers are based on information obtained by questionnaire or filings on Forms 13D or 13G received by the company.

**  Less than one percent.

(1) The address of all such persons, except Millennium Partners, LP, is c/o the company, 3155 Porter Drive, Palo Alto, California 94304. The address of Millennium Partners, LP, is 551 Fifth Avenue, New York, New York 10176.

(2) Includes 42,487 shares issuable upon exercise of stock options exercisable within 60 days. Includes 224,033 shares issuable upon conversion of 6% cumulative convertible preferred shares at the currently applicable conversion price. Includes a warrant to purchase 37,500 shares exercisable within 60 days. Includes 132,204 shares held directly.

(3) Includes 2,571 shares issuable upon exercise of stock options exercisable within 60 days.

(4) Includes 133,333 shares issuable upon exercise of stock options exercisable within 60 days.

(5) Includes 16,738 shares issuable upon exercise of stock options exercisable within 60 days.

(6) Includes 148,910 shares issuable upon exercise of stock options exercisable within 60 days.

(7) Includes 269,833 shares issuable upon exercise of stock options exercisable within 60 days and 44,660 shares issuable upon exercise of warrants exercisable within 60 days. Includes 224,033 shares issuable upon conversion of 6% cumulative convertible preferred shares at the currently applicable conversion price. Includes a total of 50,791 shares owned by trusts for the benefit of Dr. Weissman's children as to which he disclaims beneficial ownership.

(8) Includes 125,361 shares issuable upon exercise of stock options exercisable within 60 days. Includes a total of 26,834 shares owned by trusts for the benefit of Dr. Tsukamoto and her family members.

(9) Includes 1,382,853 shares held outright. Includes 522,725 shares issuable upon the exercise of warrants. Includes 2,012,833 shares issuable upon the conversion of shares of 3% Cumulative Convertible Preferred Stock. Of the shares described above, 500,125 shares held outright, 350,877 shares issuable upon the exercise of warrants and 2,012,833 shares issuable upon the conversion of shares of 3% Cumulative Convertible Preferred Stock are owned by Riverview Group, L.L.C., a wholly owned subsidiary of Millennium. Under the terms of the warrants issued to Millennium and Riverview as well as the certificate of designations for the preferred stock, the warrants cannot be exercised, nor the preferred stock converted, if doing so would result in Millennium having aggregate beneficial ownership of more than 9.99% of the total issued and outstanding shares of the Company's Common Stock. Millennium therefore is the beneficial owner of 2,534,183 shares as of December 21, 2001, the date of its most recently filed Schedule 13G, and disclaims beneficial ownership of 1,384,228 shares of Common Stock as of that date.

              INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

    During 2001, the Board of Directors was composed of Mr. Levin and Drs. Perlmutter, Schwartz and Weissman for the entire year, Mr. McGlynn after his appointment on February 2, 2001 and Dr. Levy after his appointment on September 26, 2001. The Board has two standing committees--the Compensation and Stock Option Committee (the "Compensation Committee") and the Audit Committee--as well as the Single Member Committee established on July 30, 2001 under the company's 2001 Equity Incentive Plan. The company has no nominating committee. The Compensation Committee held four meetings during the fiscal year ended December 31, 2001 and was composed of Mr. Levin and Dr. Schwartz. The Compensation Committee makes recommendations to the Board and the company's management concerning salaries in general, determines executive compensation and approves incentive compensation for company employees and consultants. The company's Audit Committee held two meetings during the fiscal year ended December 31, 2001 and was composed of Drs. Schwartz and Perlmutter throughout the year, Mr. Levin from June 11, 2001 through November 2, 2001, and Dr. Levy since his appointment on November 2, 2001. The Audit Committee reviews the results and scope of the audit and other services provided by the company's independent auditors.

    Prior to the fiscal year ended December 31, 2000, each director who was not an employee and who did not have a pre-existing consulting relationship with the company received an annual retainer of $18,000 payable quarterly, in addition to $1,500 for each Board meeting attended ($500 for each telephonic meeting) and $500 for each Committee meeting attended if not contemporaneous with a Board meeting. Upon election (or contemporaneously with the approval in 1998 of the revised compensation plan with respect to those directors already serving), each such director also received an option to purchase 20,000 shares of our Common Stock exercisable at the fair market value of the Common Stock at the time of grant, such shares vesting in equal portions over three years on each anniversary of the grant date. The compensation of the Chairman of the Board is described under "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." At a meeting of the Board on February 23, 2000, in order to conserve cash and demonstrate their continuing confidence in the company's future, the directors unanimously adopted a resolution revising their compensation arrangements with the company, for the period commencing January 1, 2000. Under the terms of this resolution, the directors waived any and all cash payments that may accrue to them for their quarterly retainer and meeting fees and received, in lieu of such cash payments, compensation in the form of options to purchase shares of the company's Common Stock at below market prices ($0.25 per share). The number of shares to be distributed to the directors were calculated using the closing price of the company's Common Stock for the date of the subject Board or Committee meeting (if such Committee meeting was not held contemporaneously with a Board meeting) or, with respect to the quarterly retainer payments, the closing price for the last business day of the quarter, less the option price of $0.25 per share. All options so issued to the directors vested immediately. Effective October 1, 2000, as a result of an amendment to his consulting agreement with the company, Dr. Weissman received the same compensation as other non-employee members of the Board. The Chairman of the Board receives a retainer of $35,000 annually (in below-market options calculated as described above), in addition to meeting payments and at-market options on the same basis as other directors. In addition, the policy now provides that on the third anniversary of the original appointment of each re-elected director, such member shall receive an option for 15,000 shares of our Common Stock to vest annually over three years. Shares of Common Stock issued to directors in lieu of cash payments for Board service shall be nonforfeitable, and a director shall have all of the rights of a stockholder of the company with respect to such Common Stock. Directors are reimbursed for their expenses in attending meetings of the Board of Directors and meetings of committees of the Board of Directors.

    The Board of Directors of StemCells held 11 meetings during the fiscal year ended December 31, 2001. During the time they held office, all of the directors attended at least 75% of the meetings of the Board of Directors and of all committees on which they served, except that Dr. Levy was not able to attend the only meeting of the Board of Directors held in 2001 after his appointment.

                               EXECUTIVE OFFICERS

    The current executive officer of the company who is not also a director of the company is:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Ann Tsukamoto, Ph.D.......................        49   Vice President, Scientific Operations

    Ann Tsukamoto, Ph.D., joined the company in November 1997 as Senior Director, Scientific Operations, and was appointed Vice President, Scientific Operations in June 1998 and Vice President, Research and Development in February 2002. From 1989 until she joined StemCells, Dr. Tsukamoto was employed at SyStemix, Inc., where she served in various research capacities before transitioning to the position of Director of Clinical Science. At
SyStemix, Inc., Dr. Tsukamoto assisted in the launch of its clinical research program for the hematopoietic stem cell. She received her Ph.D. degree from the University of California, Los Angeles and did postdoctoral research with Dr. Harold Varmus at the University of California, San Francisco. Dr. Tsukamoto is an inventor on six issued U.S. Patents related to the human hematopoietic stem cell.

    Martin McGlynn, President and CEO of the company, is its other executive officer; Mr. McGlynn is a member of the Board of Directors.

    All executive officers of the company are elected annually and serve at the discretion of the Board of Directors.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The following non-employee directors served on the Compensation and Stock Option Committee in 2001: Mr. Levin and Dr. Schwartz. In 1989, 1990 and 1991 Mr. Levin was an executive officer of the company.

    The company entered in a Consulting Services Agreement with John J. Schwartz on July 27, 1998, as amended December 19, 1998, for strategic business advice and counseling services, including assistance in the negotiation and consummation of strategic collaboration transactions specified by the company. Dr. Schwartz was elected to the Board of Directors on December 19, 1998 and became a member of the Compensation Committee on that date. During the fiscal year ended December 31, 1999, the company made payments to Dr. Schwartz under the Consulting Services Agreement and the letter agreement dated December 19, 1998 and amended as of July 1, 1999 (the "Letter Agreement"), under which he served as a Director and Chairman of the Board. (See "Certain Relationships and Related Transactions" herein for more information.) Both the Consulting Services Agreement and the Letter Agreement were terminated as of March 31, 2001.

    The company believes the terms of these agreements were and are no less favorable to the company than could have been obtained from unaffiliated third parties.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    As noted in the section immediately above, Dr. Schwartz, currently a member and Chairman of the Board of Directors, was retained in July 1998 under a Consulting Services Agreement to serve as a consultant to the company rendering strategic business advice and counseling services, including assistance in the negotiation and consummation of strategic collaboration transactions specified by the company. The Consulting Services Agreement provided for compensation to Dr. Schwartz in the amount of $50,000 in cash for services rendered during the period of September 27, 1997 through July 26, 1998, plus a fully vested option to purchase 20,000 shares of the company's Common Stock at $1.281, the fair market value of the company's Common Stock at the time of the grant. For services rendered during other periods during the term of the Consulting Services Agreement, Dr. Schwartz was entitled to total cash compensation of $120,000, an option to purchase 76,000 shares of the company's Common Stock with an exercise price equal to the closing bid price for the shares on July 27, 1998, and an option to purchase 48,000 shares of the company's Common Stock at the fair market value of the company's Common Stock on July 27, 1999, vesting at a rate of 2,000 shares per month. In addition, the Consulting Services Agreement provided that in the event that, at a time when Dr. Schwartz was not a member of the Board but the Consulting Services Agreement was still in effect, Dr. Schwartz materially participated in the negotiation and consummation of a strategic collaboration transaction specified by the company, he would have been be entitled to receive additional compensation equal to 3% of the transaction consideration, payable half in cash and half in the form of an option or warrant to purchase shares of the company's Common Stock at $.20 per share, the number of shares being calculated based on the fair market value of the company's Common Stock ten days prior to the first public announcement of the consummation of, the execution of a letter of intent for or the existence of discussions concerning the collaboration transaction. On December 19, 1998, the day he became a member of the Board of Directors, there were no such strategic collaboration transactions that would have given rise to additional compensation.

    On December 19, 1998, Dr. Schwartz became a member of the Board and its Chairman and his compensation for services in this capacity was provided for under the terms of a Letter Agreement, which also incorporated certain compensation provided for under the Consulting Services Agreement. Under the Letter Agreement, as amended July 1, 1999, Dr. Schwartz in his capacity as Chairman was required to provide us with thirty (30) business days of services per quarter, and was entitled to receive $132,000 in cash per year, plus $1,500 per Board or Committee meeting and $500 per telephonic meeting. He also received an option to acquire 40,000 shares of the company's Common Stock under the 1992 Equity Incentive Plan, with an exercise price equal to the fair market value on the date of the grant. Dr. Schwartz terminated both the Letter Agreement and the Consulting Services Agreement as of March 31, 2001. (See "Employment and Severance Agreements.") He currently continues to serve in his position as Chairman and member of the Board of Directors under the terms of the compensation policy discussed further herein under "Information Concerning the Board and its Committees."

    Dr. Weissman, a member of the Board of Directors, was retained in September 1997 to serve as a consultant to us. Pursuant to his Consulting Agreement, Dr. Weissman has agreed to provide consulting services to us and to serve on our Scientific Advisory Board. We agreed to pay Dr. Weissman $50,000 per year for his services and granted him an option to purchase 500,000 shares of Common Stock for $5.25 per share, of which 31,250 shares vested at the date of grant. Originally, the remainder of the option would have vested upon the occurrence of certain milestones related to the company's stem cell research program and in the event of certain changes of control. We agreed to amend the option on October 27, 2000 so that the shares would become exercisable over eight years from the original grant date (so the option is currently exercisable for 200,000 shares) or in the event of certain changes of control. We recorded a compensation expense of $823,759 during the fourth quarter of 2000 as a result of this change in the vested portion of the option. For the year 2001 we have recorded a compensation expense of $346,420. The deferred compensation expense associated with the unvested portion of the grant was recorded as $551,944. We plan to revalue the options using the Black-Scholes method on a quarterly basis and recognize additional compensation expense accordingly. The company also agreed to nominate Dr. Weissman for a position on the Board of Directors. The Consulting Agreement contains confidentiality, noncompetition, and assignment of invention provisions and is for a term of fifteen years, subject to earlier termination by us for cause or frustration of purpose and earlier termination by Dr. Weissman for good reason.

    In April 2000, we sold 750 shares of our 6% cumulative convertible preferred stock plus a warrant to purchase 37,500 shares of our Common Stock to each of Dr. Weissman and Mr. Levin for $750,000, for a total of $1,500,000, on terms more favorable to us than we were able to obtain from outside investors. The face value of the shares is convertible at the option of the holder into Common Stock at $3.77 per share. The holders of the preferred stock have liquidation rights equal to their original investments plus accrued but unpaid dividends. Any unconverted preferred stock will be converted into Common Stock on April 13, 2002. The warrants expire on April 13, 2005.

    Dr. Weissman was interim Chief Executive Officer and is a member of the Board of Managers of Celtrans, LLC, a privately-owned biotechnology company that is also a tenant in the building in which we are located. Because our premises include an animal facility with more capacity than we currently require for our own use, we have entered a space-sharing agreement with Celtrans under which Celtrans or, with our approval, a subtenant of Celtrans, may use part of the animal facility. Celtrans pays us $16,122 per month under the space-sharing agreement, at the same rate per square foot as we receive from Stanford University, with which we also have an agreement for sharing the animal facility.

    In February 2002, the Board of Directors awarded Martin McGlynn, President and CEO of the company, a cash bonus of $75,000 plus an option for 25,000 shares with an exercise price of $2.96, equal to the fair market value of the Common Stock on the date of the grant, vesting one quarter after a year of further service and the remainder 1/48th each month for the next three years of service.

    On August 3, 2000, we completed a $4 million Common Stock financing transaction with Millennium Partners, LP at $4.33 per share. In the purchase agreement, we granted Millennium an option to purchase up to an additional
$3 million of our Common Stock. Millennium exercised its option to purchase
$1 million of our Common Stock on August 23, 2000 at $5.53 per share. On
June 8, 2001, Millennium Partners, LP exercised its remaining option to purchase $2 million of our Common Stock at $4.3692 per share. As a result of the financing agreement, Millennium received five year warrants to purchase 101,587 shares of Common Stock at $4.725 per share, 19,900 shares of Common Stock at $6.03 per share, and 50,352 shares at $4.7664 per share. We may call the warrants at any time at $7.875, $10.05 and $7.944 per underlying share respectively. In addition to these warrants, we issued Millennium adjustable warrants in connection with the original $4 million purchase, each of which entitled Millennium to receive additional shares on eight dates beginning six months from the respective closing dates and every three months thereafter. The exercisable price per share under the adjustable warrant was $0.01. Millennium exercised the first of the adjustable warrants to purchase 463,369, 622,469, and 25,804 shares on March 30, 2001, July 26, 2001 and August 15, 2001 respectively at $0.01 per share. On December 4, 2001, we entered into an agreement with Millennium under which we issued 176,101 shares of our Common Stock as a final cashless exercise of all outstanding adjustable warrants that Millennium was entitled to or would be entitled to. Immediately following delivery of these shares, any further right to acquire Common Stock under these adjustable warrants were cancelled by the agreement.

    On December 4, 2001, we issued 5,000 shares of 3% Cumulative Convertible Preferred Stock to Riverview Group, L.L.C., a wholly owned subsidiary of Millennium Partners. This preferred stock is convertible into shares of our Common Stock at a conversion price of $2.00 per share of Common Stock; there is a mandatory redemption provision under which any preferred stock remaining on December 4, 2003, is redeemed on that date. The conversion price may be below the trading market price of the stock at the time of conversion. Also on December 4, 2001, in connection with the preferred stock agreement, we issued to Riverview Group a warrant to purchase 350,877 shares of our Common Stock at a price of $3.42 per share. The warrant expires on December 4, 2005.

                             EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by us to our Chief Executive Officer and our Vice President, Scientific Operations during the fiscal years ended December 31, 2001, 2000, and 1999 and the two other most highly compensated executive officers who served in such capacity during the fiscal year ended December 31, 2001 but who were not serving in such capacities as of the end of such fiscal year. There were no other persons serving as executive officers at the end of such fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                        COMPENSATION
                                                                                   -----------------------
                                                                                           AWARDS
                                                   ANNUAL COMPENSATION             -----------------------
                                          --------------------------------------   RESTRICTED   SECURITIES
                                                                  OTHER ANNUAL       STOCK      UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR     SALARY($)   BONUS($)   COMPENSATION($)   AWARDS($)    OPTIONS(#)   COMPENSATION
---------------------------    --------   ---------   --------   ---------------   ----------   ----------   ------------
MARTIN MCGLYNN .............     2001      264,423     68,750             --              --    475,000       147,367(2)
  President and Chief
  Executive Officer(1)

GEORGE W. DUNBAR, JR. ......     2001        9,615     50,000             --              --      2,000            --
  Acting President and Chief     2000      186,538                        --              --     37,031
  Executive Office (3)           1999                                                            48,000

ANN TSUKAMOTO, PH.D. .......     2001      183,800         --             --              --     45,500         6,430(4)
  VP, Scientific Operations      2000      159,054         --             --              --         --         4,783(4)

RONNDA BARTEL, PH.D. .......     2001       89,274         --             --              --         --         7,441(6)
  VP, Scientific                 2000      129,668         --             --              --                    3,245(7)
  Development(5)

--------------------------

(1) Mr. McGlynn became President and Chief Executive Officer effective as of January 15, 2001.

(2) Represents relocation expense of $142,117 and $5,250 of fair market value of the company matching contributions of Common Stock to Mr. McGlynn's account in our 401 (k) Plan.

(3) Mr. Dunbar became Acting President and Chief Executive Officer effective as of February 1, 2000, and resigned from that position effective as of January 15, 2001.

(4) Represents $5,250 and $4,783 of fair market value of the company matching contributions of Common Stock to Dr. Ann Tsukamoto's account in our 401(k) Plan for the years 2001 and 2000 respectively. The figure for 2001 also includes $1,180 which represents premiums we paid on a term life insurance policy for Dr. Tsukamoto.

(5) Dr. Ronnda Bartel resigned from her position on July 13, 2001.

(6) Represents relocation expense of $4,800 and $2,641 of fair market value of the company matching contributions of Common Stock to Dr. Bartel's account in our 401 (k) Plan.

(7) Represents $3,245 of fair market value of the company matching contributions of Common Stock to Dr. Ronnda Bartel's account in our 401 (k) Plan.

                      EMPLOYMENT AND SEVERANCE AGREEMENTS

    Martin McGlynn joined the company as President and Chief Executive Officer on January 15, 2001. Under the terms of an agreement between Mr. McGlynn and us, Mr. McGlynn is entitled to an annual base salary of $275,000 per year, reviewable annually by the Board of Directors, and a bonus, in the Board's sole discretion, of up to 25% of his base salary. Mr. McGlynn was granted an option to purchase 400,000 shares of our Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of his employment. One-fourth of these options will vest on the first anniversary of his employment and the remaining three-fourths will vest in equal monthly installments during his second through fourth years of employment. The Board may, in its sole discretion, grant Mr. McGlynn a bonus option to purchase up to an additional 25,000 shares. The vesting under the option is subject to acceleration in the event of certain changes of control. We also agreed to pay Mr. McGlynn a $50,000 relocation bonus and to reimburse him for relocation expenses. Our agreement with Mr. McGlynn provides that if his employment is terminated by the company without cause or by Mr. McGlynn for good reason, he will be entitled to severance payments equal to one year's base salary and he will receive healthcare benefits under our plans for one year after termination. If
Mr. McGlynn's employment is terminated as a result of his disability, he will receive up to six months' base salary. If we terminate Mr. McGlynn's employment for cause or if he resigns, he will not be entitled to any severance or other benefits.

    Dr. Ann Tsukamoto, Ph.D., joined the company in November 1997 as Senior Director, Scientific Operations, was appointed Vice President, Scientific Operations in June 1998, and Vice President, Research and Development in February 2002. Dr. Tsukamoto's base salary is no longer controlled by a formal agreement, and company policy now maintains a target cash bonus of 15% of base salary for employees at her level, although the agreement between Dr. Tsukamoto and us provides only for a 10% target bonus. Any bonus is in the Board's sole discretion. Our agreement with Dr. Tsukamoto, as amended in July 2000, provides that if her employment is terminated by us without cause at any time, she will be entitled to severance payments of current salary and benefits continuation under COBRA for a period of twelve months after the effective date of termination and to accelerated vesting of time-based options granted under our 1992 Equity Incentive Plan. If we terminate Dr. Tsukamoto's employment for cause or if she resigns, she will not be entitled to any severance or other benefits.

    Under the terms of two agreements dated as of November 17, 1999 and effective as of November 8, 1999, the first between the company and ICEO, LLC ("ICEO") and the second between the company and George W. Dunbar, Jr., a member of ICEO, Mr. Dunbar agreed to serve as Acting President of StemCells
California, Inc., the company's wholly owned subsidiary. Pursuant to the terms of his agreement with the company, Mr. Dunbar was entitled to an annual salary of $175,000 and was granted a stock option to purchase 48,000 shares of the company's Common Stock that vested at the rate of 4,000 shares per month commencing on December 6, 1999 and continuing until November 6, 2000. Pursuant to the terms of the agreement between ICEO and the company, ICEO was entitled to receive annual compensation of $75,000 for so long as Mr. Dunbar continued to serve in his role as Acting President of StemCells California, Inc. or in any other interim role with the company. In addition, ICEO was granted a stock option to purchase 48,000 shares of the company's Common Stock that vested at the rate of 4,000 shares per month commencing on December 6, 1999 and continuing until November 6, 2000. Additionally, the agreements provided that the Board consider once per quarter the grant of an option for an additional 3,000 shares for Mr. Dunbar and 3,000 for ICEO if it were determined that the services rendered by Mr. Dunbar during the preceding quarter exceeded expectations. Options for 9,000 such additional shares were granted by the Board to each of ICEO and Mr. Dunbar. As a member of ICEO, Mr. Dunbar was entitled to receive, once annually, a distribution of his assigned allocable percentage of net taxable income and net long-term gain with respect to the pooled income and gain from shares of stock or exercised options received by ICEO from its clients, including that received from the company.
Mr. Dunbar was also appointed Acting President and Chief Executive Officer of the company effective as of February 1, 2000, with no adjustment to his or ICEO's compensation or stock options. In the event that during the period of his service as Acting President and Chief Executive Officer or within 120 days from the termination of such services, Mr. Dunbar were to have become a permanent employee of the company in any capacity, the company would have been obligated under the ICEO agreement to pay ICEO a fee equal to one-third of the then targeted first year's compensation for Mr. Dunbar. As of November 6, 2000, the agreement with ICEO terminated, and the Board entered a new agreement with Mr. Dunbar under which he received a one-time cash bonus of $50,000, an option to purchase that number of shares equal to $50,000 divided by the difference between the closing price of one share of the company's Common Stock on the date of the grant and $1.094, vesting immediately, compensation at the rate of $250,000 per year, and an option to purchase 8,000 shares per month of the company's stock at $1.094 per share, vesting proportionally over the month so long as he continued to serve as Acting President and CEO. Mr. Dunbar served in that capacity until January 15, 2001. The Board extended the time for exercise of Mr. Dunbar's vested but unexercised options until October 15, 2001.

                         REPORT OF THE AUDIT COMMITTEE

    As of the date hereof, the Audit Committee consists of Drs. Schwartz, Perlmutter and Levy. Each of the members of the Audit Committee is independent (as defined in the NASDAQ's listing standards). The Board of Directors has adopted a written charter for the Audit Committee.

    The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the company to any governmental body or the public, the company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and the company's auditing, accounting and financial processes generally. The Audit Committee annually recommends to the Board of Directors the appointment of a firm of independent auditors to audit the financial statements of the company and meets with such personnel of the company to review the scope and the results of the annual audit, the amount of audit fees, the company's internal accounting controls, the company's financial statements contained in the company's Annual Report to Stockholders and other related matters.

    The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2001 audited by Ernst & Young LLP, the company's independent auditors. The Audit Committee has discussed with Ernst & Young LLP various matters related to the financial statements, including those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380). The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with Ernst & Young LLP its independence. We received the following information concerning the fees of the independent accountants for the year ended December 31, 2001, and have considered whether the provision of these services is compatible with maintaining the independence of the independent accountants:

Audit Fees (including review of 10-Qs)......................  $169,456
Financial Information Systems Design and Implementation
  Fees......................................................  $      0
All Other Fees (i.e., tax returns and review of other SEC
  filings)..................................................  $ 53,284

    Based upon such review and discussions the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ending December 31, 2001 for filing with the Securities and Exchange Commission.

                                                                 AUDIT COMMITTEE
                                                                    Dr. Schwartz
                                                                  Dr. Perlmutter
                                                                        Dr. Levy

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH ON PAGE 17 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

    As of the date hereof, the Committee consists of Mr. Levin and Drs. Schwartz and Levy.

    The reorganization and rationalization of the company's operations begun in 2000 continued throughout 2001 and presented many unique challenges and periods of uncertainty for the company and its employees and executive officers. Throughout this period the company used it best efforts to continue to apply a consistent philosophy of compensation for all employees, including executive officers. This philosophy is based on the premise that the achievements of the company result from the coordinated efforts of all individuals working toward common objectives within each of the then existing projects of the company's respective business units. The company strives to achieve those objectives through teamwork focused on meeting or exceeding strategic, scientific and business goals and the expectations of the company's shareholders. For the fiscal year ended December 31, 2001, there were different levels of achievement of strategic, scientific and business goals among the company's business units and the company attempted to ensure that rewards and compensation awarded to the company's employees, including executive officers, reflected those differences.

COMPENSATION PHILOSOPHY FOR EXECUTIVE OFFICERS

    The goals of the compensation program are to reward individual and team performance and to encourage future performance by aligning compensation with scientific and business objectives and performance and to enable the company to attract, retain and reward executive officers who contribute to the long-term success of the company. The company's compensation program for executive officers is based on four principles:

    - We pay competitively.

    - We are committed to a compensation program that helps attract and retain the best people in the industry. To ensure that our compensation is competitive, we regularly compare our compensation levels with those companies we consider comparable and set our compensation parameters based on this review. We use the industry standard data from the Radford surveys to calibrate our cash compensation at approximately the 60th percentile of biotech companies' pay practices, in part reflecting the cost of living differential of the Bay Area. In 2001 we undertook a study to evaluate our competitiveness in the areas of base pay, incentive pay, and equity participation, and made appropriate adjustments to our compensation plan for 2002.

    - We compensate our executive officers for performance.

    - Executive officers are rewarded based upon both corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met. Individual performance is evaluated by reviewing organizational and management development progress against set objectives and the degree to which teamwork and company values are fostered by the individual's actions.

    In early stage biopharmaceutical companies, performance is best judged by success in achievement of scientific and technical milestones, product development progress (including progress toward and through clinical trials), strategic human resources development, capitalization and financing goals, and commercialization goals. These are the bases currently used by the Committee.

    - We strive for fairness in the administration of pay.

    - We strive to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executive officers both inside the company and at comparable companies.

    - We believe that all employees, including executive officers, should understand and constructively participate in the performance evaluation process, which operates as follows:

1. At the beginning of the performance cycle, the evaluating manager (who in the case of executive officers is the Chief Executive Officer), in conjunction with the employee, sets objectives and key goals for the employee based upon company goals previously established by senior management.

2. The evaluating manager gives the employee ongoing feedback about the employee's performance against established goals.

3. At the end of the performance cycle, the employee submits a summary of the employee's accomplishments against key goals and the manager reviews and evaluates this summary.

4. The evaluating manager compares the evaluation results to the results of evaluations of peers within the company.

5. The Chief Executive Officer and the Human Resources Director review results of all evaluations except that of the Chief Executive Officer. These evaluations are subsequently discussed between the evaluating manager and the employee. In the case of the evaluation of the Chief Executive Officer, the Committee serves as the evaluating manager.

6. For executive officers, the results of the performance evaluation are discussed with the Committee, which reviews these results and approves (subject to their review) recommendations for compensation made by the Chief Executive Officer.

7. Decisions on cash compensation and, where appropriate, stock options or other long-term incentive compensation are based on the employee's evaluation compared with the evaluations of all employees of the company. Base pay decisions are also influenced by the employee's position relative to market compensation as reflected in the Radford surveys or other sources, in light of the company's policy of paying well-performing employees at approximately the 60th percentile of pay for comparable positions at biotech companies in the Bay Area.

COMPENSATION VEHICLES

    The company uses a simple total compensation program consisting of cash and equity-based compensation. Having a compensation program that allows the company to successfully attract and retain executive officers permits it to enhance shareholder value, motivate technological innovation and foster teamwork. The vehicles used are:

CASH-BASED COMPENSATION

    SALARY--The company sets base salaries for executive officers by reviewing the base salary for individuals in competitive positions in the market and adjusting annually with increases that reflect individual performance.

    ANNUAL CASH BONUS--Executive officers and the Chief Executive Officer are eligible to receive an annual cash bonus upon the attainment of predetermined corporate objectives approved by the Committee at the beginning of the year, with progress against them reviewed at year-end to determine the appropriate bonus payment. At full achievement of objectives, the Chief Executive Officer would be targeted to receive a bonus of 25% of his annual base salary and the other executive officers to receive 15% of their respective annual base salaries. The amount actually paid in any one year may be more or less than the targeted bonus based on over or under achievement of objectives and the Committee's discretion. In 2001, the Chief Executive received a bonus of $68,750.

EQUITY-BASED COMPENSATION

    STOCK OPTION PROGRAM--The purpose of our stock option program is to provide additional incentives to all employees including executive officers, to maximize shareholder value. We believe strongly in the use of stock options because they align employee interests directly with shareholder value. The option program also utilizes vesting periods to encourage executive officers to remain with the company and to encourage long-term increases in company stock value. We grant stock options to all employees upon hiring and anticipate that we will continue to use stock options as an incentive vehicle to encourage employee equity participation in our future. We have also implemented a program of cash awards for excellence in performance and attainment of goals.

    Although provided for under our incentive plans, we do not currently use stock appreciation rights as a compensation vehicle.

COMPENSATION OF EXECUTIVE OFFICERS

    The only executive officers of the company for the majority of 2001 were Martin McGlynn, who served as the company's President and CEO, and Ann Tsukamoto, who was Vice President, Scientific Operations and who has since been promoted to Vice President, Research and Development. Their compensation is described under "Employment and Severance Agreements" above.

                                         COMPENSATION AND STOCK OPTION COMMITTEE
                                                                   Mark J. Levin
                                                                 Ricardo B. Levy
                                                                John J. Schwartz

                               PERFORMANCE GRAPH

NOTE: THE STOCK PRICE PERFORMANCE SHOWN ON THE GRAPH BELOW IS NOT NECESSARILY INDICATIVE OF FUTURE STOCK PRICE PERFORMANCE.

    The graph below compares the cumulative total returns on the company's Common Stock with the cumulative total returns of the Amex Biotechnology Stock Index and the S&P 500 Index for the period from the company's initial public offering until December 31, 2001. (1)

   COMPARISON OF CUMULATIVE TOTAL RETURNS ON COMMON STOCK OF STEMCELLS, INC.,
              THE AMEX BIOTECHNOLOGY STOCK INDEX AND S&P 500 INDEX
  FOR THE PERIOD FROM THE COMPANY'S INITIAL PUBLIC OFFERING UNTIL DECEMBER 31,
                                      2001

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DOLLARS

                          MAR '92  DEC '92  DEC '93  DEC '94  DEC '95  DEC '96  DEC '97  DEC '98  DEC '99  DEC '00  DEC '01
COMPANY                       100    79.49   125.64    46.15   175.64    92.31    41.03    15.07    15.07    28.58    39.89
S&P 200 INDEX                 100   110.41   121.53   119.88   160.48   192.99   252.84   263.53   314.99   323.71   281.49
AMEX BIOTECH STOCK INDEX      100    94.41    64.07    45.41    74.88       80    89.88    159.9   338.09    343.1   314.03

------------------------

(1) Based on the closing price of the company's Common Stock on the first day of trading on the NASDAQ National Market System. Cumulative total returns assume reinvestment of all dividends and a hypothetical investment of $100 on March 26, 1992.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information on option grants in 2001 to the named executive officers.

                                                   INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE VALUE AT
                                -------------------------------------------------------           ASSUMED ANNUAL
                                NUMBER OF      PERCENT OF                                      RATES OF STOCK PRICE
                                SECURITIES   TOTAL OPTIONS      EXERCISE                      APPRECIATION FOR OPTION
                                UNDERLYING     GRANTED TO       OF BASE                               TERM(3)
                                 OPTIONS      EMPLOYEES IN       PRICE       EXPIRATION   -------------------------------
NAME                             GRANTED     FISCAL YEAR(1)   ($/SHARE)(2)      DATE       0% ($)     5% ($)     10% ($)
----                            ----------   --------------   ------------   ----------   --------   --------   ---------
Martin McGlynn................   400,000         44.16%          $2.875        1/15/11         --    723,229    1,832,804
                                  75,000          8.28%          $2.090        10/2/11         --     98,579      249,819
Ann Tsukamoto, Ph.D...........    12,500          1.38%          $3.100        6/26/11     19,375     55,930      112,011
                                   3,000          0.33%          $4.290         8/2/11         --      8,094       20,511
                                  30,000          3.31%          $2.620       10/22/11         --     49,431      125,268
Ronnda Bartel, Ph.D...........        (4)           (4)              (4)            (4)        (4)        (4)          (4)
George W. Dunbar..............     2,000          0.22%          $1.094         1/8/11      2,188      6,263       11,268

------------------------

(1) The company granted options covering 905,749 shares of Common Stock to employees in the fiscal year ended December 31, 2001.

(2) The exercise price may be paid by delivery of already-owned shares and tax withholding obligations related to exercise may be paid by offset of the underlying shares, subject to certain conditions.

(3) As suggested by the Commission's rules on executive compensation disclosure, the company has presented option values based on arbitrary growth rates. The company does not necessarily agree that the information presented properly values the options described.

(4) Dr. Bartel was granted an option for 10,000 shares of Common Stock on June 26, 2001, but the option was subsequently cancelled.

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES

    The following table provides information about option exercises in 2001 by the named executive officers and the value of such officers' unexercised options at December 31, 2001.

                                                           NUMBER OF SECURITIES
                             SHARES                       UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-THE-
                            ACQUIRED                    OPTIONS AT FISCAL YEAR END         MONEY OPTIONS AT
                               ON           VALUE                (1) (#)                  FISCAL YEAR END ($)
NAME                      EXERCISE (#)   REALIZED ($)   EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE (2)
----                      ------------   ------------   --------------------------   -----------------------------
Martin McGlynn..........          0             --                 0/475,000                      0/$351,000
Ann Tsukamoto, Ph.D.....          0             --           121,149/35,601                $152,720/$37,381
Ronnda Bartel, Ph.D.....     23,541         64,707                 0/0                            0/0
George W. Dunbar........     45,031        132,225                 0/0                            0/0

------------------------

(1) December 31, 2001.

(2) The closing price of the company's Common Stock on December 31, 2001 (the last trading day of 2001) on the NASDAQ National Market System was $3.49. The numbers shown reflect the value of options accumulated over all years of employment.

                               PROPOSAL NUMBER 1
                             ELECTION OF DIRECTORS

    The number of directors is currently fixed at six. Our Restated Certificate of Incorporation and Amended and Restated By-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Unless otherwise instructed, the enclosed proxy will be voted to elect the nominees named below, who are now Class II directors, as Class II directors for a term of three years expiring at the 2005 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named below. It is expected that the nominees will be able to serve, but if any are unable to serve, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors. The nominees for election as Class II directors and the incumbent Class I and III directors are as follows:

        NOMINEES FOR ELECTION AS CLASS II DIRECTORS -- TERMS EXPIRE 2005

NAME                              PRINCIPAL OCCUPATION        AGE                POSITION
----                          ----------------------------  --------   ----------------------------
Irving Weissman, M.D........  Professor, Stanford              62      Director
                              University

Ricardo B. Levy, Ph.D.......  Chairman of the Board,           56      Director
                              Catalytica Energy Systems,
                              Inc.

    Irving L. Weissman, M.D. was elected to the Board of Directors of the company in September 1997. Dr. Weissman is the Karel and Avice Beekhuis Professor of Cancer Biology, Professor of Pathology and Professor of Developmental Biology at Stanford University. Dr. Weissman is a cofounder and was a member of the Scientific Advisory Board of SyStemix, Inc. He has also served on the Scientific Advisory Boards of Amgen Inc., DNAX and T-Cell Sciences, Inc., all of which are biotechnology companies. Dr. Weissman is a member of the National Academy of Sciences and also serves as Chairman of the Scientific Advisory Board of the company.

    Ricardo B. Levy is Chairman of the Board of Catalytica Energy
Systems, Inc., and has been a member of its Board of Directors since June 1995, when the company was formed as a subsidiary of Catalytica, Inc. He also served as director of Catalytica Pharmaceuticals Inc. from 1995 to 2000. Dr. Levy was a founder of Catalytica, Inc. in 1974, serving as Chief Operating Officer from 1974 until 1991 and President and Chief Executive Officer until December 2000, when Catalytica, Inc. and Catalytica Pharmaceuticals Inc. were sold to DSM N.V. Before founding Catalytica, Inc., Dr. Levy was a founding member of Exxon's chemical physics research team, and prior to that served as Chief Executive Officer of Sudamericana C.A. in Quito, Ecuador. He currently also serves on the Board of Directors of Pharmacopeia, Inc. and NovoDynamics, Inc. Dr. Levy holds an M.S. from Princeton University, a Ph.D. in chemical engineering from Stanford University and is an alumnus of Harvard University's Executive Management Program.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES DESCRIBED ABOVE

                INCUMBENT CLASS I DIRECTORS -- TERMS EXPIRE 2004

NAME                              PRINCIPAL OCCUPATION           AGE               POSITION
----                        ---------------------------------  --------   --------------------------
Mark J. Levin.............  Chairman of the Board and Chief       51      Director
                            Executive Officer of Millennium
                            Pharmaceuticals, Inc.

John J. Schwartz, Ph.D....  President, Quantum Strategies         68      Director, Chairman of the
                            Management Company.                           Board

    Mark J. Levin, a founder of the company, has served as a director since the company's inception. From inception until January 1990 and from May 1990 until February 1991, Mr. Levin served as the company's President and acting Chief Executive Officer. From November 1991 until March 1992, he served as Chief Executive Officer of Tularik, Inc., a biotechnology company. From August 1991 until August 1993, Mr. Levin was Chief Executive Officer and a director of Focal, Inc., a biomedical company. Mr. Levin is currently the Chairman of the Board and Chief Executive Officer of Millennium Pharmaceuticals, Inc., a biotechnology company. Mr. Levin is also currently on the Board of Directors of Focal, Inc. and Tularik, Inc.

    John J. Schwartz, Ph.D. was elected to the Board of Directors of the company in December 1998 and was elected Chairman of the Board at the same time. He is the former President and Chief Executive Officer of SyStemix, Inc. Dr. Schwartz is currently President of Quantum Strategies Management Company, a registered investment advisor located in Atherton, California. Prior to his positions at SyStemix, he served as Assistant Professor, Vice President and General Counsel at Stanford University in California. Dr. Schwartz was graduated from Harvard Law School in 1958 and received his Ph.D. degree in physics from the University of Rochester in 1965.

               INCUMBENT CLASS III DIRECTORS -- TERMS EXPIRE 2003

NAME                                 PRINCIPAL OCCUPATION       AGE                POSITION
----                              --------------------------  --------   ----------------------------
Martin McGlynn..................  President and Chief            55      Director, Executive Officer
                                  Executive Officer,
                                  StemCells, Inc.

Roger Perlmutter, M.D., Ph.D....  Vice President, Research,      49      Director
                                  Amgen, Inc.

    Martin M. McGlynn joined the company on January 15, 2001 when he was appointed President and Chief Executive Officer of the company and of its wholly-owned subsidiary, StemCells California, Inc. From 1994 until he joined the company, Mr. McGlynn was President and Chief Executive Officer of Pharmadigm, Inc., a privately held company in Salt Lake City, Utah, engaged in research and development in the fields of inflammation and genetic immunization. Mr. McGlynn received a bachelor of commerce degree from University College, Dublin, Ireland in 1968, a diploma in industrial engineering from the Irish Institute of Industrial Engineering in 1970, and a diploma in production planning from the University of Birmingham, England in 1971.

    Roger M. Perlmutter, M.D., Ph.D., was elected to the board of directors in December 2000. Dr. Perlmutter is Executive Vice President, Research and Development, of Amgen, Inc., a position he has held since January 2001. Prior to joining Amgen, Dr. Perlmutter was Executive Vice President, Worldwide Basic Research and Preclinical Development, Merck Research Laboratories, a division of Merck & Co., Inc., a position he held since August 1999. He joined Merck in February 1997 as Senior Vice President, Merck Research Laboratories, from February 1997 to December 1998 and as Executive Vice President from
February 1999 to July 1999. Prior to joining Merck, Dr. Perlmutter was a professor in the Departments of Immunology, Biochemistry and Medicine at the University of Washington from January 1991 to January 1997 and served as chairman of the Department of Immunology at the University of Washington from May 1989 to January 1997. He also was an Investigator at the Howard Hughes Medical Institute from October 1991 to January 1997. Dr Perlmutter has been a member of the board of directors of The Irvington Institute for Immunological Research since 1997 and of the Institute for Systems Biology since 1999.
Dr. Perlmutter is licensed to practice medicine in the State of California and the State of Washington. He was graduated from Reed College in 1973 and received his M.D. and Ph.D. degrees from Washington University, St. Louis, Missouri in 1979.

                               PROPOSAL NUMBER 2

    The Company is asking the stockholders to ratify the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 2002. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

    In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the subsequent year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

    A representative of Ernst & Young LLP is expected to attend the Annual Meeting and is not expected to make a statement, but will be available to respond to appropriate questions and may make a statement if such representative desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

                               PROPOSAL NUMBER 3

    On [February 12], 2002 the Board of Directors voted, subject to approval by the stockholders, to amend Article 4 of the Company's Certificate of Incorporation to increase the number of shares of Common Stock, par value $0.01 per share, the Company is authorized to issue from 45,000,000 to 75,000,000 shares (the "Share Amendment").

    On [February 12], 2002, the Company had [24,220,618] shares of Common Stock outstanding and [15,678,117] shares of Common Stock reserved for specific purposes, including issuance upon exercise of outstanding stock options or for future awards under its equity incentive plans and 401K plan, conversion of either of the Company's series of preferred stock, the exercise of warrants to purchase Common Stock issued by the Company, and draws upon its equity line. On March 7, 2002, we filed a registration statement on Form S-3 covering the registration of 15 million shares of our Common Stock (the "Shelf Registration"). Based on the number of outstanding and reserved shares set out above, if the shareholders do not approve the Share Amendment, we may not be able to issue all of the shares covered by the Shelf Registration. The Company currently does not have any definitive plans, commitments or understandings with respect to the issuance of the additional shares of Common Stock that would be authorized by the Share Amendment. The Board of Directors believes that it is desirable to have available a substantial number of authorized but unissued shares of Common Stock which may be issued from time to time, without further action by the stockholders, to provide for stock splits or stock dividends, stock options and other equity incentives, to be able to take advantage of acquisition opportunities, to facilitate the consummation of license, development or other similar agreements which would allow the Company to use third party technology, to meet future capital needs and for other general corporate purposes.

    The issuance of additional authorized shares of Common Stock may dilute the voting power and equity interest of present stockholders. It is not possible to predict in advance whether the issuance of additional shares will have a dilutive effect on earnings per share as it depends on the specific events associated with a particular transaction. Shares of authorized but unissued Common Stock may be issued from time to time by the Board of Directors without further stockholder action unless such action is required by Delaware law, under which the Company is incorporated, the Company's Certificate of Incorporation, or the rules of the Nasdaq National Market System ("NASDAQ"). Additional authorized but unissued shares of Common Stock might be used in the context of a defense against or response to possible or threatened hostile takeovers. The Board of Directors has concluded, however, that the advantages of the additional authorized shares outweigh any potential disadvantages. The Board of Directors believes that approval of the increase in the authorized shares is in the best interest of the stockholders because it would facilitate the Company's business and financial purposes in the future without the necessity of delaying such activities for further stockholder approvals, except as may be required in a particular case by Delaware law, the Company's Certificate of Incorporation, or the rules of NASDAQ.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THE COMPANY IS AUTHORIZED TO ISSUE FROM 45,000,000 TO 75,000,000.

                               OTHER INFORMATION

ACCOUNTING MATTERS

    The Board of Directors has selected the independent accounting firm of Ernst & Young LLP to audit the accounts of the Company for the year ending December 31, 2002.

    A representative of Ernst & Young LLP who audited the accounts of the Company for the year ended December 31, 2001 is expected to be present at the Annual Meeting of Stockholders and will be afforded the opportunity to make a statement if he or she desires to do so and is expected to be available to reply to appropriate stockholder inquiries.

STOCKHOLDER PROPOSALS

    Proposals of Stockholders submitted for consideration at the next Annual Meeting of Stockholders must be received by the Company (attention: Secretary) no later than December 5, 2002.

FORM 10-K

    The Company's Annual Report on Form 10-K for the fiscal year ended
December 31, 2001 (without exhibits), as filed with the Securities and Exchange Commission, is available without charge upon request by writing to the Company at 3155 Porter Drive, Palo Alto, CA 94304, Attention: Investor Relations.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish to the Company copies of all Forms 3, 4 and 5 they file. Based solely on the Company's review of copies of such forms it has received, the Company believes that all of its officers, directors and greater than ten percent beneficial owners complied on a timely basis with all filing requirements applicable to them for the year ended December 31, 2001.

DOCUMENTS INCORPORATED BY REFERENCE

    Items 7, 7A, 8 and 9 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 are incorporated herein by reference.

OTHER BUSINESS

    The Board of Directors knows of no business that will come before the meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have authority to act in their discretion.


                                               By Order of the Board of Directors

                                               Iris Brest
                                               SECRETARY

                                               April 4, 2002

                                 DETACH HERE

                                    PROXY

                                STEMCELLS, INC.

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 2, 2002

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder, by completing this card, hereby appoints Martin McGlynn and Iris Brest, or either of them with power of substitution to each, proxies of the undersigned to vote at the Annual Meeting of Stockholders of StemCells, Inc. to be held on May 2, 2002 at 3155 Porter Drive, Palo Alto, California at 2:00 p.m., local time, or at any adjournments thereof, all of the shares of Common Stock, par value $.01 per share, of StemCells, Inc. that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matter that may properly come before the meeting.

SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                               SIDE

VOTE BY TELEPHONE                       VOTE BY INTERNET

It's fast, convenient, and immediate!   It's fast, convenient, and your vote is
Call toll-free on a touch-tone phone    immediately confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).

Follow these four easy steps:           Follow these four easy steps:

1. Read the accompanying Proxy          1. Read the accompanying Proxy
   Statement and Proxy Card.               Statement and Proxy Card.

2. Call the toll-free number            2. Go to the Website
   1-877-PRX-VOTE (1-877-779-8683).        http://www.eproxyvote.com/stem.

3. Enter your 14-digit Voter Control    3. Enter your 14-digit Voter Control
   Number located on your Proxy Card       Number located on your Proxy Card
   above your name.                        above your name.

4. Follow the recorded instructions.     4. Follow the instructions provided.

YOUR VOTE IS IMPORTANT!                  YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!             Go to http://www.eproxyvote.com/stem
                                         anytime!

   DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.

                                 DETACH HERE

/X/  Please mark
     votes as in
     this example.

This proxy when properly executed will be voted in the manner specified by the undersigned stockholder(s), if no contrary direction is made, this proxy will be voted FOR The election of the nominees for director named below, FOR the ratification of the selection of public accountants, FOR the amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock and in the discretion of the named proxies as to any other matter that may come before the meeting.


                                                                                                             FOR  AGAINST  ABSTAIN
1. To elect the following nominees as Class II directors:       2. To ratify the selection of Ernst & Young
   Nominees: (01) Irving Weissman, M.D.,                           LLP as independent public accountants of  / /    / /      / /
             (02) Ricardo B. Levy, Ph.D.                           the Company for the fiscal year ending
                                 WITHHELD                          December 31, 2002.
             FOR                   FROM
             BOTH    / /   / /     BOTH                         3. To approve an amendment to the Company's
           NOMINEES              NOMINEES                          Certificate of Incorporation to increase  / /    / /      / /
                                                                   the number of authorized shares of
                                                                   Common Stock from 45,000,000 to
                                                                   75,000,000.

/ /                                                             4. By my signature below, I confer to the named proxies
   ---------------------------------------                         discretionary authority to vote upon such other business as may
(INSTRUCTION, To withhold authority to vote for any                properly come before the meeting of any continuations and
individual nominee, write that nominee's name in the               adjournments thereof.
space provided above.)
                                                               THE BOARD OF DIRECTORS OF STEMCELLS, INC. RECOMMENDS A VOTE FOR THE
                                                               NOMINEES FOR DIRECTOR LISTED TO THE LEFT, A VOTE FOR RATIFICATION
                                                               OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS AND A VOTE FOR
                                                               THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO
                                                               INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                                                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                 / /


                                                               Note: Please sign exactly as name appears on this card. All joint owners should sign. When signing as an executor, administrator, attorney, or guardian or as a custodian for a minor, please give full title as such. If a corporation, please sign in full corporate name and indicate the signer's title. If a partner, sign in partnership name.

Signature:___________________________  Date:______________  Signature:___________________________  Date:______________
